Exhibit 3.1

AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK

OF

REGO PAYMENT ARCHITECTURES, INC.

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

Rego Payment Architectures, Inc., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority contained in Subsection B. of Article FOURTH of its Certificate of Incorporation, as amended to date, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolutions amending the Certificate of Designation of Preferences, Rights and Limitations of its Series C Cumulative Convertible Preferred Stock:

WHEREAS, the certificate of incorporation, as amended to date, of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of up to 2,000,00 shares, par value $0.0001 per share (the “Preferred Stock”), issuable from time to time in one or more series; and

WHEREAS, pursuant to the Certificate of Designation of Preferences, Rights and Limitations of the Series C Cumulative Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on August 26, 2016, the Board of Directors of the Corporation authorized the issuance of 150,000 shares of Series C Cumulative Convertible Preferred Stock; and

WHEREAS, on the date hereof no shares of Series C Cumulative Convertible Preferred Stock are issued or outstanding;

NOW THEREFORE, BE IT

RESOLVED, that the Certificate of Designation of Preferences, Rights and Limitations of the Series C Cumulative Convertible Preferred Stock of Rego Payment Architectures, Inc. (“Certificate of Designation”) shall be, and hereby is, amended as follows:

1.	Section 1 of the Certificate of Designation is hereby amended by deleting “150,000” and inserting in its place “300,000”.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this Amendment and affirms under penalty of perjury that the foregoing is the act and deed of the Corporation and that the facts stated herein are true as of this 23rd day of August, 2021.

REGO PAYMENT ARCHITECTURES, INC.

By:	/s/ Scott McPherson
Scott McPherson
Chief Financial Officer